Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s Ross Enterprise Helps Largest Catering Company in Hong Kong with Rapid
Growth and Improved Operational Efficiency

Hong Kong Maxim’s Group Improves Inventory Control, Product Costing, Recipe
Management, Production Planning and Regulatory Compliance Through the Implementation of CDC
Software’s Ross Enterprise Applications

HONG KONG, ATLANTA, September 9, 2008 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Hong Kong Maxim’s Group, the largest food and beverage and catering company in Hong Kong, has reported better visibility for decision making and profitability, significant reduction in waste, improved costing analysis and a more controlled, centralized recipe management system since the implementation of CDC Software’s Ross Enterprise Applications at its entire plant network.

Founded in 1956, Hong Kong Maxim’s Group is the largest catering company in Hong Kong, employing more than 14,000 people and serving more than 540,000 customers per day. To support its more than 640 restaurants, outlets and catering operations, the company operates three factories and a printing plant. Hong Kong Maxim’s Group has also established joint venture companies with , and has Starbucks stores in Hong Kong, Macau, South and South West China.

As Hong Kong Maxim’s Group embarked on a growth and expansion path in 2001, it began to face a number of operational challenges. Since the company lacked an enterprise software infrastructure, it was tracking and analyzing its data manually which made product costing, recipe management and regulatory compliance inefficient. Hong Kong Maxim’s Group needed a way to determine the location and quantities of raw materials and finished goods, to centralize and control more than 400 recipes, as well as to predict the cost and profitability of its products. Hong Kong Maxim’s Group determined CDC Software’s Ross Enterprise was the ERP system that could directly address those operational challenges.

“Ross ERP offered the best overall value in terms of functional fit and low cost,” said Alfred Kam, head of information technology, Hong Kong Maxim’s Group. “On top of that, we saw how it could meet our needs with little or no customization. That was an important requirement for us.”

According to Kam, Ross ERP has enabled the company to significantly improve process visibility across its production facilities. Raw material, work-in-progress and finished-product inventories are now very transparent, which helps management make more-informed decisions. “We now know what it costs to make every product and we also know how profitable each product is for us,” explained Kam. “The impact has been felt across our organization. For example, our marketing team can now make better decisions regarding promotions in order to drive sales and market share on select products.”

Since going live on the system in 2003, the company has doubled its recipes to more than 800. Other improvements since the implementation include improved production planning and reduced waste by tracking daily orders through the system, a streamlined product introduction that enables the company to test and adjust new recipes in a controlled environment without having to bring the product to the shop floor, and a more efficient regulatory compliance process. “Hong Kong Maxim’s Group now has the ability to accurately and more easily plan, execute and document production activities in accordance with HACCP (Hazard Analysis and Critical Control Point) requirements,” Kam added. “Considering the growth we’ve experienced over the last six years, regulatory compliance would have been a much more costly and involved endeavor with our previous manual processes,” said Kam.

About Hong Kong Maxim’s Group
Founded in 1956, Hong Kong Maxim’s Group has grown into the largest catering company in Hong Kong operating over 70 brands and 640 outlets, while serving more than 540,000 people every day.  Through innovation and excellence, Hong Kong Maxim’s Group strives to provide the most “enjoyable” and “memorable” eating experience at all times.  It offers a diversified service comprising Chinese, Asian and European restaurants, fast food outlets, cake shops, Arome Bakery (HK), Starbucks Coffee Hong Kong and Macau, Genki Sushi, sen-ryo and institutional catering.

About Ross Enterprise for Food and Beverage
Ross Enterprise is CDC Software’s comprehensive suite of applications for food and beverage manufacturers.  The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real time performance management and business analytics.  Together, these systems address the unique challenges in food and beverage including the need for detailed product costing and profitability analysis, management of pricing and promotions, optimized forecasting and scheduling, improved order fulfillment and customer service, inventory optimization with minimal spoilage, and compliance with food safety regulations and mock recalls.  Ross Enterprise is used worldwide by over 1,200 companies including Boar’s Head, Kerry Ingredients, Cheesecake Factory, Pez Candies, Nellson Nutraceuticals, Hilmar Cheese, Michael Angelo’s, and Litehouse Foods. For more information, visit http://www.rossinc.com/.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), e-M-POWER (discrete manufacturing) Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit http://www.cdcsoftware.com/.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net/.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs regarding our products and the utility and potential benefits thereof, including, without limitation, potential increases to operating efficiency, inventory control, visibility into operations, decision making ability, better product costing, recipe management, regulatory compliance, and decreased waste, the ability of customers to attract new business that would otherwise not be attainable without our applications, the ability to increase cost accuracy and audit performance, the ability to handle large volume of information, make better decisions and to grow a customer’s business, statements relating to our customers’ plans to expand functionality and purchase new applications from us, the ability to provide improved recipe management, solve business and regulatory challenges successfully, the ability to take full advantage of IT investment, produce a higher quality product and improve the way our customer’s do business, the ability of Ross Enterprise to improve the efficiency of regulatory compliance, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued support of our existing customers; the continued ability of Ross Enterprise  solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise  solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. Furthermore, customer experiences may vary based upon actual circumstances. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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